Exhibit 14.2
CODE OF STANDARDS, ETHICS AND CONDUCT
In addition to conducting its operations in full compliance with all applicable laws and regulations, GameStop also has a clear duty to observe high ethical standards in conducting these operations, as well as in its interaction with the customers and communities it serves. In the same way, all GameStop directors, officers and associates (collectively referred to herein as associates) are also expected to observe the same high ethical standards in the performance of their jobs and in their relationships with customers, vendors, their community and their coworkers.
TREATMENT OF ASSOCIATES AND ASSOCIATE CONDUCT
All associates must understand that throughout the course of their employment, they are representatives of GameStop at all times, whether at their principal place of work or off-site. GameStop will not tolerate any illegal conduct by any associate, and no associate engaging in illegal conduct will be defended or indemnified by GameStop.
Any associate engaging in any illegal conduct, conduct that violates GameStop’s policies and practices or conduct that may harm GameStop’s reputation will be subject to corrective action up to and including termination of employment.
All GameStop associates will treat every co-worker, customer and vendor with courtesy, dignity and respect. All associates are entitled to work in an environment free of harassment and discrimination from co-workers, outside parties or supervisors. Company policy prohibits harassment of or discrimination against any associate, customer or vendor on the basis of race, color, religion, national origin, sex, age, disability, marital status or sexual orientation.
Any associate who engages in any form of harassment or discrimination, or who retaliates against another associate for reporting harassment or discrimination, will be subject to corrective action up to and including termination of employment.
Because of the risk of sexual harassment, in addition to ensuring the impartiality of all supervisors and preventing allegations of favoritism or conflict of interest, no associates in management or supervisory positions are permitted to date, engage in any romantic or sexual liaison or enter into a financially interdependent relationship with any associate they directly or indirectly supervise.
It is GameStop’s policy to provide equal employment opportunity for all, in compliance with all federal and state laws.
ASSET PROTECTION
All associates are expected to share in the role of protecting GameStop’s assets. Assets can include products, information, data integrity, fixtures, equipment, money, property or services that the Company purchases for its own use, such as UPS delivery or long distance telephone service.
As a condition of employment, all associates are required to report the loss of any Company asset or the unauthorized use or misappropriation of any Company asset. As a further condition of employment, all associates are required to participate in any Company investigation of the loss, misuse or misappropriation of any Company asset.

Any associate who engages in, has complicity in, or who engages in any negligence that results in, the unauthorized use or misappropriation of any Company asset, fails to report the damage to, loss of or misuse, of any Company asset or fails to cooperate in a Company investigation of the loss or damage of a Company asset will be subject to corrective action up to and including termination of employment.
CONFIDENTIAL, PROPRIETARY AND COPYRIGHTED INFORMATION
Confidential Company information is also a valuable asset that each associate has the responsibility to protect. Such information can include, but is not limited to, future strategies, financial data, sales figures, system passwords, marketing plans, advertising schedules, real estate and/or store opening information, operational procedures, customer lists or personnel and pay information.
All associates are required to take all reasonable steps to protect confidential information and prevent its unauthorized release to outside parties or other GameStop associates who have no need to know or to possess such information. Associates provided with confidential information for use in the performance of their job duties may use it only in the performance of those duties and for no other purpose. Any requests for information should be directed to the associate’s department head.
Any associate who engages in the unauthorized release of confidential Company information or through negligence, causes the unauthorized release of such information will be subject to corrective action up to and including termination of employment and the exercise of other legal remedies that may be available to the Company.
Many of the products sold by GameStop are protected by United States and international copyright laws. This particularly applies to pc and video game software. Any associate who copies software, assists others in doing so, engages in the sale of illegally copied software or fails to report the sale or illegal copying of software will be subject to immediate termination of employment and the exercise of other legal remedies that may be available to the Company.
INSIDER TRADING
All associates who have access to confidential information shall not use or share such information for the purposes of trading stock or for any other purpose outside of the conduct of the GameStop’s business. Any associate who engages in the use of confidential information for personal financial benefit, or who “tips” others who may make an investment decision on the basis of such confidential information, will be subject to corrective action up to and including termination of employment and the exercise of other legal remedies that may be available to GameStop.
TELEPHONE, E-MAIL, VOICE MAIL AND COMPUTER NETWORKS
GameStop telephones, voice mail systems, computers and computer network systems, including e-mail and Internet access, are intended for authorized, job-related purposes only. Excessive personal or unauthorized use is prohibited. The Company will exercise its rights to monitor any Company equipment or systems to ensure compliance.
All Company messaging, communications, data storage and network systems are the sole property of GameStop. All messages or information created, sent, received or stored on any GameStop messaging, communications, data storage or network system are also the sole property of GameStop. They are not the property of any individual associate. GameStop will exercise its right to access, review, audit, monitor, intercept and disclose messages or information which may be created, sent, received or stored on any of those systems; and the release, publication or disclosure of such messages or information, obtained for business reasons, may be undertaken by GameStop at its sole discretion.
Passwords
No associate may use or share a password, PIN or any type of personal access code exclusively assigned to another associate.
•	All associate passwords, personal identification codes, PIN numbers or any other code designed to limit associate access in no way limits or affects the right of GameStop to access any messages, files, accounts or systems, as described above.

•	All such network or voice mail access codes must be disclosed to and approved by GameStop or they may not be used.

•	GameStop will delete, disable, or deny access to any unauthorized identification codes.

•	The release of a confidential password to another associate without authorization from an authorized GameStop management representative is prohibited.
Privacy and Confidentiality
The confidentiality of any message or file may not be assumed.
•	Erased or deleted messages and files will still be retrieved, accessed or read.

•	Notwithstanding the right of GameStop exercising its right to access, retrieve, read or disclose all messages and files, all such messages and files should be treated as confidential by other associates and accessed only by the authorized recipient or user.

•	Associates are not permitted to access, retrieve, read or disclose any messages, files or accounts of another associate without that associate’s permission or that of GameStop.
Restrictions
GameStop messaging, communications, data storage and network systems:
•	May not be used to conduct personal business. This includes excessive local personal phone calls or any long distance personal calls.

•	May not be used to advocate, endorse, proselytize or solicit for commercial ventures; religious, social or political causes; outside organizations or any other issue or concern which is not job-related.

•	May not be used to create, display, transmit or store any message, data or graphic representation which contains or implies sexual connotations; racial or ethnic slurs; any materials that may be construed as harassment or disparagement of any associate because of gender, age, sexual orientation, religion, national origin, disability or physical characteristic; or used in a way that may be offensive, disruptive or harmful to associate morale or that may impede the efficient operation of the Company.

•	May not be used to send (upload), receive (download) or store copyrighted materials, proprietary information or any confidential Company materials without prior permission of an authorized GameStop management representative.

•	May not be used for spamming in any of its forms, e.g. unsolicited bulk e-mail is not allowed. The promotion or distribution of chain e-mails or any illegal activities is strictly prohibited.
Use of Non-Company Computers and Equipment
All GameStop associates owe the Company a duty of loyalty. The duty of loyalty applies to associates outside of their working hours and when they are not on Company property. Pursuant to this duty of loyalty, the following policies apply even if the associate does not use a Company computer and even if the associate engages in the conduct outside of his or her working hours.
•	Any use of GameStop’s name or service marks outside the course of the user’s employment without the express authorization of Company management is prohibited.

•	GameStop prohibits associates from representing the Company in discussions on the Internet. No media advertisements, Internet home page, electronic bulletin board posting, electronic mail message, voice mail message, or any other public representation about the Company or on behalf of the Company may be issued unless it has first been approved by Senior Management.

•	GameStop prohibits associates from posting confidential or proprietary information on the Internet or disclosing such information to anyone outside the Company.

•	GameStop prohibits associates from posting untrue information or making disparaging remarks about the Company, its policies or any associates on the Internet.

•	GameStop prohibits associates from reselling products purchased from a Gamestop store on an Internet site for a profit.
Enforcement
Any associate who discovers a violation of any provision of this policy must contact the Human Resources or Loss Prevention department immediately.
Any associate who violates any provision of this policy will be subject to appropriate corrective action, up to and including termination of employment and the exercise of other legal remedies that may be available to the Company.
CONFLICT OF INTEREST
Associates must not engage in any activities, transactions, or relationships that are incompatible with the impartial, objective, and effective performance of their duties.
Examples of matters and relationships that could create a conflict of interest or a potential conflict, include, but are not limited to, an associate or a member of the associate’s immediate family:
•	Accepting or soliciting extravagant gifts, favors, or services from an individual, business, or other party involved, or potentially involved, in a contract or transaction with GameStop;

•	Accepting, agreeing to accept, or soliciting money or other tangible or intangible benefit in exchange for the exercise of official powers or the performance of official responsibilities;

•	Accepting employment or compensation or engaging in any business or professional activity that might require disclosure of GameStop’s confidential information;

•	Accepting other employment or compensation that could reasonably be expected to impair the individual’s independence of judgment in the performance of official duties; or

•	Making personal investments that are contrary to GameStop’s interests.
Members of an associate’s immediate family may work for GameStop, provided that one family member does not directly or indirectly supervise another. Relatives of GameStop associates applying for employment at GameStop will be considered for employment using the same selection criteria as is applied to all other candidates. No person may be hired or employed by GameStop if that individual has a relative currently employed by GameStop in the Human Resources, Loss Prevention or Payroll departments.
Permitted Investments
Associates must avoid any investments in the businesses of GameStop’s customers, suppliers, or competitors that could cause divided loyalty, or even the appearance of divided loyalty.
Associates who have investments in the businesses of customers, suppliers, or competitors or who plan to make such investments must file a disclosure form (see below). As a general rule, an associate’s investment in securities traded on a recognized stock exchange does not create a conflict of interest as long as the securities are purchased on the same terms and with the same information available to the general public.
Investments that are never considered conflicts of interest include mutual funds, blind trusts, or debt instruments of publicly held companies that are traded on a recognized stock exchange.
Disclosure of Interested Transactions
Associates are required to file a Conflict of Interest Disclosure Form (see Appendix A) with their department head as soon as they have knowledge of a transaction or proposed transaction between them and an outside individual, business, or other organization that would create a conflict of interest or the appearance of one. Specifically, the associate is required to disclose any:
•	Remuneration the associate, or an immediate family member, received or is expected to receive from the individual/organization;

•	Investments or ownership interests the associate or an immediate family member has or will have in the outside organization;

•	Offices or positions the associate or an immediate family member holds or will hold in the outside organization; and

•	Other relationships with the individual/organization that actually or potentially may create a conflict of interest.
All disclosures required under this policy must be directed in writing to the associate’s department head. The department head will promptly review the disclosure and determine which interests are in conflict and which, if any, can be resolved.
Officers of GameStop and any associates who purchase goods or services for GameStop or who enter into and administer contracts on behalf of GameStop must complete and file an annual Conflict of Interest Disclosure Form.
Confidentiality of Non-Disclosure Information

To encourage the full disclosure of potential conflicts, disclosures are treated confidentially. Information provided on Conflict of Interest Disclosure Forms is available only on a need-to-know basis.
Withdrawal from Decisions
Associates are prohibited from exercising decision-making authority or exerting influence concerning any organization or transaction in which they or a family member have a personal interest. Associates must disclose such interest by filing a Conflict of Interest Disclosure Form with the appropriate department head (see Appendix A) and have such department head approve any arrangement for resolving the conflict, including the associate’s withdrawal from decision-making in the matter.
Work with Professional Organizations/Associations
An associate’s work with or for an outside professional organization or association does not create a conflict of interest if such work:
•	Is related to the legitimate professional interest and development of the associate;

•	Does not interfere with the associate’s regular duties;

•	Does not use GameStop’s materials, facilities, or resources except as provided in GameStop’s policies or practices pertaining to personal use of Company resources;

•	Does not compete with the work of GameStop and is not otherwise contrary to the best interests of GameStop; and

•	Does not violate federal or state law.
Corporate Opportunities
No associate of GameStop shall, for personal gain or for the gain of others, use, release or publish any information not available to the public that was obtained as a result of service to GameStop. No associate of GameStop shall compete directly with GameStop. No associate shall personally exploit any business opportunity in which the associate knows or reasonably should know GameStop is or would be interested, unless GameStop first consents thereto in writing. All associates owe a duty to GameStop to advance GameStop’s interests when the opportunity to do so arises.
CONTRACTS
All contracts made on behalf of GameStop must be signed by a GameStop department head or officer. A Contract Review Form must be completed for all contracts (regardless of amount) that are not in the ordinary course of GameStop’s business.  Contracts considered to be in the ordinary course of business (and therefore excluded from this process) include marketing co-op, store leases, and merchandise purchase orders. No contract over $100,000 may be signed until it has been reviewed by the GameStop SVP – Chief Accounting Officer or VP – Controller and by GameStop’s legal department. No contract over $500,000 may be signed until it is reviewed by GameStop’s Chief Financial Officer. No contract may be signed until all financial commitments contained within the contract have been verified to have been budgeted for the fiscal year(s) covered by the contract. Completed Contract Review Forms, along with a copy of the executed contract, must be submitted to the SVP – Chief Accounting Officer or VP — Controller.
VENDOR RELATIONS

It is a core value of GameStop’s business practices to enter into and maintain relationships with its vendors, suppliers and service providers based solely on thorough cost-benefit analysis and conducted in such a way as to avoid any implication of favoritism or impropriety. GameStop associates entering into business relationships on GameStop’s behalf must ensure their conduct is fully congruent with these values.
Fair Dealing
All GameStop associates shall deal fairly with GameStop’s vendors, suppliers, service providers, and fellow GameStop associates. No GameStop associate shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.
Receiving Gifts and Favors
In business, associates often are entertained or receive gifts, favors, or gratuities from companies seeking to strengthen business relationships or create new ones. Generally, such activities and gifts are harmless; however, questions of impropriety arise when these gifts depart from normal business courtesies and take on the appearance of attempts to influence associates in business decisions they may make as employees of GameStop. Extravagant gifts or entertainment can be seen as bribes. In addition, there can be tax implications for GameStop and the associate for giving or receiving entertainment, gifts, favors, and gratuities.
Therefore, no associate shall solicit or accept for personal use, or for the use of others, any gift, favor, loan, gratuity, reward, promise of future employment, or any other item of monetary value that might influence or appear to influence the judgment or conduct of the associate in the performance of his or her job duties. Associates can accept occasional, unsolicited courtesy gifts or favors (such as business lunches, tickets to sporting events, or holiday baskets) as long as the gifts or favors have a market value under $1,000 for office employees and multi-unit field managers and under $50 for store employees and which are customary in the industry, do not violate any laws and do not influence or appear to influence the judgment or conduct of the associate in GameStop’s business. An associate can be exempted from the restrictions in this paragraph by his/her supervisor as to a specified gift or favor. The exemption must be in writing and include sufficient justification. Supervisors must likewise be aware of the gifts or favors received by their associates to ensure compliance with this policy. Individual administrative units within GameStop can impose additional restrictions on gifts or favors for associates within the unit.
Giving Gifts and Favors
No associate shall give any gift, gratuity, favor, entertainment, reward, promise of employment or any other item of monetary value that might influence or appear to influence the judgment or conduct of the recipient in the performance of his or her job duties. Associates can give gifts or entertainment only in cases where the gifts or entertainment are of nominal value, are customary in the industry, do not violate any laws and will not influence or appear to influence the recipient’s judgment or conduct at his or her employer’s business.

OUTSIDE EMPLOYMENT
GameStop strongly discourages associates from taking other jobs outside their regular work hours. Positions with GameStop require an associate’s full-time effort and concentration.
Review of Outside Employment — Any associate desiring to take outside employment must obtain his or her supervisor’s approval in writing before commencing outside employment. GameStop will not approve outside employment that compromises an associate’s ability to perform effectively or to accept overtime or travel assignments. Outside employment cannot involve or compete with products or services presently provided or under development by GameStop. Outside employment cannot make use of any of GameStop’s proprietary or confidential information. Management associates or any associate possessing confidential Company information cannot work in any capacity for any of GameStop’s suppliers, customers, or competitors. Under no circumstances can outside employment involve use of GameStop’s time, resources, facilities, or equipment.
Violation of Outside Employment Policy — Violation of the outside employment policy may result in corrective action, up to and including termination.
Injury Due to Outside Employment — Associates who are injured while engaging in outside employment are not eligible for paid sick leave or workers’ compensation benefits from GameStop.
POLITICAL CONTRIBUTIONS AND ACTIVITIES
Associates are prohibited from engaging in political activities that interfere with or disrupt GameStop’s business. Accordingly, the following practices are prohibited on GameStop premises during work hours:
•	Soliciting monetary political contributions from any associate;

•	Soliciting any contribution of services or resources for political purposes from any associate;

•	Taking any personnel action or making any promise or threat of action with regard to any associate because of the giving or the withholding of a political contribution or service; and

•	Engaging in solicitation or politically motivated behavior that is harassing or discriminatory.
Lobbying/Campaign Funding Restrictions
Federal and state lobbying and campaign funding laws restrict GameStop from engaging in certain types of political activities. To guard against inadvertent violations, associates are subject to the following restrictions:
•	Political communications — Associates are prohibited from using GameStop’s name, letterhead, or facilities (see below) in connection with any partisan political communications.

•	Use of GameStop facilities — The use of GameStop’s resources in connection with partisan political activities can constitute an illegal contribution to a political party or candidate. Accordingly, associates are not permitted to spend scheduled work time involved in campaign activities. Associates also are prohibited from using GameStop facilities in connection with campaign or other political activities. GameStop facilities include, but are not limited to, telephones, e-mail, fax machines, interoffice mail, voice mail, photocopiers, and office supplies.

•	Contact with government officials — Any associate whose regular duties do not include contact with federal or state regulatory agencies or other government officials should consult with GameStop’s Chief Financial Officer or the Legal Department before responding to any inquiry from government officials. Associates also should contact the Chief Financial Officer or the Legal Department before initiating contact with a government agency with respect to any non-routine or nontrivial compliance matter.
Foreign Corrupt Practices Act (FCPA)
The FCPA prohibits the making of a payment and/or the offering of anything of value to any foreign government official, government agency, political party or political candidate in exchange for a business favor or when otherwise intended to influence the action taken by any such individual or agency or to gain any competitive or improper business advantage. It is very important to know that the prohibitions of the FCPA apply to actions taken by all associates and by all outside parties engaged directly or indirectly by GameStop (e.g., consultants, professional advisers, etc.). Given the complexity of the FCPA and the severe penalties associated with its violation, all associates are urged to contact the Legal Department at all times with any questions concerning their obligations and GameStop’s obligations under and in compliance with the FCPA.
Associates Seeking Public Office
Associates must disclose their intention to run for public office to their supervisor and the Human Resources Department. These associates must agree in writing to the following requirements:
•	Associates running for office can disclose their current or prior affiliation with GameStop in the course of their election campaign. However, an associate is prohibited from using GameStop’s name in a way that suggests GameStop’s endorsement of the associate’s candidacy, unless the associate has GameStop’s explicit written permission from the Chief Executive Officer or the Chairman to do so.

•	Associates running for, or elected to, public office can retain their jobs only if they can continue to provide full attention to their work duties. Associates seeking election to a full-time office must resign or request a leave of absence without pay. Associates on leave without pay because they are running for, or have been elected to, public office are not guaranteed reinstatement to their prior position or any position at GameStop.

•	Associates elected to public office are required to resolve to GameStop’s satisfaction any conflicts of interest that set the associate’s loyalty to GameStop in conflict with the associate’s duties in public office. Major conflicts of interest might require the associate to transfer to a new position or resign employment with GameStop.
Compliance with This Policy
Engaging in any activity, transaction, or relationship that is adverse to GameStop’s interests or failing to make disclosures required by this policy can result in immediate corrective action, up to and including termination of employment and the exercise of other legal remedies that may be available to the Company. GameStop will take appropriate corrective action when it has knowledge that an associate has engaged in activity prohibited by this policy.
It is the responsibility of the GameStop Board of Directors to instruct management that the principles and guidelines contained in this policy are regularly communicated to, and are understood and observed by, all GameStop associates. Management will be required to certify compliance with this policy on an annual basis, and the Board will monitor this certification.
The Board will not censure management for any loss of business resulting from compliance with the provisions of this policy. Equally, all associates are to be aware of their personal responsibility in complying with these same provisions and reporting any known or suspected violations of this policy. The Board undertakes that no associate will be subject to any form of retaliation as a consequence of bringing to GameStop’s attention any breach or suspected breach of any requirements mandated by this policy.
Reporting Known or Suspected Policy Violations
Alleged violations of this policy and the basis for the allegations shall be communicated confidentially via either:
—The confidential whistleblower hotline at 1-800-306-9330 or
— By contacting the Human Resources Department at 1-817-424-2000.

Appendix A
STANDARDS, ETHICS AND CONDUCT POLICY ACKNOWLEDGEMENT AND CONFLICT OF INTEREST DISCLOSURE FORM

Name:

Office/Department:

Date:

1. Instructions
Associates are required to file a Standards, Ethics and Conduct Policy Acknowledgment and Conflict of Interest Disclosure Form annually or when situations arise that create an actual, potential, or apparent conflict of interest. Officers of GameStop and any associates who purchase goods or services for GameStop or who enter into and administer contracts on behalf of GameStop must complete and file this form annually.
Complete the form and if you have a “Yes” response to either Item 2, 3 or 4 or a response other then ”None” or “N/A” to Item 5, forward it in a sealed envelope marked “PERSONAL AND CONFIDENTIAL” to your department head. The department head reviews the disclosures and discusses with you any steps necessary to resolve conflicts. The department head must certify either that:
The conflict disclosed by the associate is not one that is prohibited under GameStop’s Conflict of Interest Policy or other policies; or
The associate has taken appropriate steps to resolve the conflict.
2. Offices and Positions
Are you, your spouse, or a dependent an officer, director, trustee, partner (general or limited), associate, or regularly retained agent of any organization with which:
a. GameStop has had business dealings during the past year; or
b. GameStop might have business dealings in the next year?
YES                    NO
If “YES,” please provide the following information:

		Name (you or	Organization’s
Organization	Position	(family member)	Business

3. Ownership Interests
Do you, your spouse, or a dependent have the actual or beneficial ownership of stock, equity, debt, or any other financial interest in any organization with which:
a. GameStop has had business dealings during the past year; or
b. GameStop might have business dealings in the next year?
YES                    NO
If “YES,” please provide the following information:

	Investment	Name (You or	Organization’s
Organization	Description	Family member)	Business

4. Remunerative Activities
Do you, your spouse, or a dependent, either individually or in the aggregate, expect to receive in the current or a future year, remuneration for services in excess of $500 from an organization with which:
a. GameStop has had business dealings during the past year; or
b. GameStop might have business dealings in the next year?
YES                    NO
If “YES,” please provide the following information:

	Type and Amt.	Name (You or	Organization’s
Organization	Of Payment	Family member)	Business

5. Other Interests
Please briefly describe any other interest, relationship, or transaction that could create a real, apparent, or potential conflict of interest contrary to the requirements, spirit, or general principles set forth in GameStop’s Conflict of Interest Policy.

6. Associate’s Certification
I have read GameStop’s Code of Standards, Ethics and Conduct, including the Conflict of Interest policy contained therein, and understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code of Standards, Ethics and Conduct and the Company’s related policies and procedures. I understand that I have an obligation to report to the Confidential Whistleblower hotline at 1-800-306-9330 or the Human Resources Department at 1-817-424-2000 any suspected violations of the Code of Standards, Ethics and Conduct of which I am aware. I certify that, except as fully disclosed above in accordance with the terms of this Code of Standards, Ethics and Conduct, I have not engaged in any transactions or activities that would constitute an actual or apparent conflict with the interests of the Company, including, but not limited to, the examples of conflicts of interest presented in such policy. I understand and accept my obligation to disclose in a timely fashion any interest that I, or my spouse or dependents, might have in a proposed GameStop transaction. I further certify that I am in full compliance with the Code of Standards, Ethics and Conduct and any related policies and procedures.
The above is an accurate and current statement of all my reportable outside interests and activities, to the best of my knowledge.
     Associate Signature:
     Date:
7. Department Head’s Certification
Describe the steps taken by the above named associate to resolve any conflict of interest entered above:

I certify, to the best of my knowledge, that the person named above does not have any conflicts of interest or has reported them and resolved them.
Department Head’s Signature:
Date:
Please forward a copy of the signed Appendix A to Rob Lloyd in the Finance Department.